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                                                                   EXHIBIT 10.40

                                AMENDMENT NO. 1

         AMENDMENT NO. 1 (this "Amendment"), dated as of February 8, 1999, to the Asset Purchase Agreement (the "Agreement"), dated as of January 11, 1999, is by and between JPS Converter and Industrial Corp. ("Seller") and Belding Hausman Incorporated ("Purchaser").

                                    RECITALS

         WHEREAS, Seller and Purchaser have agreed to amend the Agreement upon the terms and conditions contained herein;

         WHEREAS, capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Amendment to the Agreement. On and after the date first written above (the "Effective Date"), the Agreement is hereby amended in its entirety as follows:

                  (a) Definitions. Section 1.1 of the Agreement is hereby amended as follows:

                  (i) the definition of "Assets" is amended to read in its entirety as follows:

                  "Assets" means all of Seller's rights, title and interests in and to all of the properties, assets and rights constituting the Business (other than the Excluded Assets) on the Closing Date, consisting of the following:

                  (a)      all Contract Rights;

                  (b)      all Owned Real Property;

                  (c)      all Fixed Assets;

                  (d) all of Seller's rights and obligations under the Personal Property Leases;

                  (e)      all Inventory;

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                  (f)      to the extent transferable, all Permits; and

                  (g) all Books and Records, including books of account, records, files, invoices, manuals, sales, marketing and advertising materials, customer and supplier files, personnel files, equipment maintenance records, equipment warranty information, material, specifications and drawings, equipment drawings, customer specifications, sales, distribution and purchase correspondence, trade association memberships and all other similar data, manuals and property, in each case relating solely to the Business;

provided, however, that the Assets shall also include all other assets located at the Boger City Plant as of the Closing Date (other than the Excluded Assets).

                                    (ii) the definition of "Assumed
                  Liabilities" is amended in its entirety as follows:

                           ""Assumed Liabilities" shall mean the following liabilities and obligations of Seller: (i) all duties and obligations under the contracts and commitments set forth on Schedule 4.6 to the extent that such duties and obligations accrue after the Closing Date, (ii) liabilities described in Section
                           6.1 hereof in respect of the Transferred Employees and (iii) all Environmental Costs and Liabilities at the Boger City Plant not attributable to Seller or any prior owner or operator of the Business or which were not violations of Environmental Laws in effect as of or prior to the Closing."

                                    (iii) the definition of "Closing Statement"
                  is amended in its entirety as follows:

                           "Closing Statement" means the audited statement which shall set forth Inventory as of the Closing Date, net of appropriate reserves, calculated in accordance with GAAP and on a basis consistent with the October 31, 1998 and 1997 Statement.

                           (b) Section 2.1(b) of the Agreement is hereby amended
                  in its entirety as follows:

                           "Purchaser hereby agrees to assume and pay, perform and discharge as and when due the Assumed Liabilities. Purchaser expressly shall not assume or pay for the Excluded Liabilities, including, without limitation, liabilities relating to (A) the Excluded Assets, (B) income or franchise Taxes imposed on net income or sales or real property taxes incurred by Seller or relating to the Assets for any taxable period ending on or prior to the Closing Date, (C) any liability for purchase money debt, debt for borrowed money or a guaranty in respect thereof, except to the extent such liabilities are reflected on the Closing Statement, (D) (1) liabilities assumed by Seller pursuant to Section 6.1 hereof and (2) liabilities incurred or accrued prior to the Closing Date under any employee benefit plan, policy and arrangement covering or providing benefits to the Employees and (E) all Accounts Payable."

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                           (c) Section 2.2(a) of the Agreement is hereby
                  amended in its entirety as follows:

                                    "(a) On the Closing Date, as consideration
                           for the sale, conveyance, transfer, assignment and delivery of the Assets (i) Purchaser shall pay to Seller in cash an amount equal to $8,391,037 (which amount includes an amount equal to $900,000 of Accounts Payable to be paid by Seller) (the "Purchase Price"), subject to adjustment as provided in Section 2.3 hereof; and (ii) Purchaser shall assume the Assumed Liabilities."

                           (d) Section 2.2 of the Agreement is hereby amended
                  to add a new Section (d) as follows:

                                    "(d) Within fifteen (15) days after the
                           Closing, Seller shall deliver to Purchaser (i) an invoice for an amount equal to the net lost opportunity cost incurred by (A) Seller on the one hand, as a result of Seller retaining Accounts Receivable as of the Closing Date, and (B) Purchaser on the other hand, as a result of Seller retaining the Accounts Payable in an amount equal to the lesser of (i) $900,000, or Accounts payable within 30 days of invoice date, in each case calculated in accordance with the methodology set forth in Annex 1 hereto) (the "Net Lost Opportunity Price") and (ii) a list of Accounts Receivable as of the Closing Date. Within five (5) business days after receipt of such invoice, Purchaser shall pay to Seller in cash an amount equal to the Net Lost Opportunity Price, in accordance with Section 2.2(b) hereof. Absent manifest error in Seller's calculation of the Net Lost Opportunity Price, the Net Lost Opportunity Price shall be binding upon Purchaser."

                           (e) Section 2.3 of the Agreement is hereby amended
                  to read in its entirety as follows:

                                    "(a) The Purchase Price shall be increased
                           or decreased (on a dollar for dollar basis), as the case may be, for any increase or decrease in Inventory as set forth on the Closing Statement, if the aggregate value of Inventory as of the Closing Date (net of appropriate reserves, calculated in accordance with GAAP and on a basis consistent with the October 31, 1998 and 1997


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                           Statement) is: (A) greater than $3,629,541 then
                           Purchaser shall pay to Seller the amount of such excess; (B) less than $3,629,541 then Seller shall pay to Purchaser the amount of such difference; or
                           (C) equal to $3,629,541 then neither Seller nor Purchaser shall owe any amount to the other pursuant to this Section 2.3(a).

                                    (b) As soon as is reasonably practicable
                           following the Closing Date (but no later than 45 days following the Closing Date), Seller shall prepare and deliver to Purchaser the Closing Statement which shall set forth the Purchase Price adjustments to be made, if any, in accordance with
                           Section 2.3(a). In connection with the preparation of the Closing Statement, Purchaser shall grant Seller and its accountants, counsel and other representatives, full and complete access to all of the books and records of the Business. The Closing Statement shall be audited by Seller's accountants and shall include a schedule reviewed by such accountants showing the computation of Inventory as of the Closing Date (net of appropriate reserves, calculated in accordance with GAAP and on a basis consistent with the October 31, 1998 and 1997 Statement), computed in accordance with the definitions of such terms set forth herein. Concurrently with their delivery of the Closing Statement to Purchaser, Seller shall cause reasonable access to be granted to Purchaser to the work papers, schedules and other documents prepared or used by Seller and its accountants in connection with the preparation of the Closing Statement. Seller shall pay all fees and expenses of its accountants in connection with the preparation of the Closing Statement and the computation of Inventory as of the Closing Date.

                                    (c) Unless Purchaser, within 30 days after
                           receipt of the Closing Statement, gives Seller a notice (the "Dispute Notice") (i) objecting in good faith to the Closing Statement, (ii) setting forth in reasonable detail the items being disputed and the reasons therefor, and (iii) specifying that Purchaser's calculation of Inventory as of the Closing Date is in an amount which differs from that reflected in such Closing


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                           Statement (the entire amount of such difference
                           being hereinafter referred to as the "Adjusted Amount"), the Inventory as of the Closing Date as set forth in the Closing Statement and the Purchase Price adjustment set forth therein shall be binding and final upon the parties. If a Dispute Notice is given by Purchaser, the parties shall negotiate in good faith with a view to agreeing upon the Inventory as of the Closing Date and the corresponding amount of the adjustment required by paragraph (a) of this Section 2.3. If negotiations between Purchaser and Seller fail to resolve all disputed items within 30 days after the Dispute Notice was given to Seller, the remaining disputed items shall be submitted to KPMG Peat Marwick LLP (the "Arbitrator"). After affording each of Seller and Purchaser and their accountants the opportunity to present its position as to such determination (which opportunity shall not extend for more than 30 days from the date the independent public accountants are retained), the accounting firm selected pursuant to this paragraph shall determine the adjustment pursuant to paragraph (a) of this
                           Section 2.3 and such determination shall be final and binding. Each party shall pay its own costs and expenses in connection with the foregoing. The fees, costs and expenses of the Arbitrator shall be borne equally by Seller and Purchaser.

                                    (d) The amount of any Purchase Price
                           adjustment required under this Section 2.3 shall be delivered to Seller or Purchaser, as the case may be, with interest thereon (calculated on the basis of a 360-day year comprised of twelve 30-day months), from and including the Closing Date until paid at an annual rate equal to the base rate of interest of Citibank, N.A. (as such base rate is publicly announced from time to time as the base rate of such bank), at such place in the United States as the party receiving such amount shall designate in writing to the other party and shall be paid in immediately available funds within 30 days after the final determination of such Purchase Price adjustment.



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                                    (e) At the Closing (or after the Closing,
                           to the extent the necessary calculations cannot be made at the Closing), real property taxes, water charges, sewer rents and other utility charges in respect of the Business shall be prorated as of the Closing Date with Seller being responsible for such items relative to periods prior to the Closing Date and Purchaser being responsible for such items relative to periods commencing on or subsequent to the Closing Date. If the Closing shall occur before a new tax rate is fixed, the apportionment of real property taxes shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation."

                           (f) Section 10.1(d) of the Agreement is hereby
                  amended in its entirety as follows:

                                    "(d) by Seller if Purchaser shall not have
                           obtained the commitment letter described in Section 6.10(b) hereof by February 10, 1999;"

                           (g) Exhibit C to the Agreement is hereby amended by
                  adding the defined term "Accounts Receivable" to Schedule 1 thereto.

                           (h) The Agreement is hereby amended by adding a new
                  Annex 1 to the Agreement in the form attached as Exhibit A hereto.


                           2. Choice of Law. This Amendment shall be construed
and interpreted, and the rights of the parties determined, in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law).

                           3. Multiple Counterparts. This Amendment may be
executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           4. Effect of Amendment. Except as specifically
amended hereby, the Agreement remains in full force and effect in accordance with its terms.

                            [SIGNATURE PAGE FOLLOWS]


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.

                               JPS CONVERTER AND INDUSTRIAL CORP.

                               By  /s/ John Sanders
                                 ----------------------------------------------
                                 Name: John Sanders
                                 Title: Vice President and Assistant Secretary

                               BELDING HAUSMAN INCORPORATED

                               By  /s/ Nancy Zarin
                                 ----------------------------------------------
                                 Name: Nancy Zarin
                                 Title: President and CEO

ACKNOWLEDGED:

JPS Textile Group, Inc.

By:   /s/ John Sanders
   --------------------------------------------
   Name:  John Sanders
   Title: Executive Vice President - Finance
          and Chief Financial Officer



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                                   Exhibit A

                                                                        ANNEX 1

                   Calculation of Net Lost Opportunity Price

The Net Lost Opportunity Price shall be calculated in accordance with the following methodology:

Accounts Receivable:

30/360  x  .07  x  $3,908,963 =     $22,802.28

         less

Accounts Payable:

30/360  x          .07  x  $900,000 =                $    5,250

         Net Lost Opportunity Price:                 $17,552.28

Note that the referenced level of accounts receivable ($3,908,963) is as of October 31, 1998 and is used in this Annex 1 for illustrative purposes only. The Net Lost Opportunity Price shall be calculated using accounts receivable as of the Closing Date. Net Lost Opportunity Price shall be calculated using the lesser of (x) the referenced level of accounts payable ($900,000) or (y) accounts payable within 30 days of invoice date as of the Closing Date.

Assumptions:

1. Accounts receivable are 30 days from invoice date.

2. Accounts payable are 30 days from invoice date.

3. The interest rate is 7%.




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